EXHIBIT 5.1
October 2, 2009
Moog Inc.
East Aurora, New York 14052

Re:	Registration Statement on Form S-3 Registration No. 333-162178
Ladies and Gentlemen:
     We have acted as counsel to Moog Inc., a New York corporation, (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) on September 28, 2009 of a registration statement on Form S-3 (as amended, the “Registration Statement”), including the prospectus constituting a part thereof dated September 28, 2009 and a prospectus supplement dated September 29, 2009 (collectively the “Prospectus”), which relates to the registration for sale by the Company of 2,500,000 shares of Class A Common Stock, par value $1.00 per share of the Company (plus an additional 375,000 of such shares to cover the over-allotments) (collectively the “Shares”)
     This letter is being furnished at your request and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under Securities Act of 1933, as amended, (the “Act”).
     The opinions set forth in this letter are subject to the following qualifications:
     1. In giving the opinions set forth in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Underwriting Agreement in the form included as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date of this letter (the “Underwriting Agreement”) (c) the Certificate of Incorporation and the By-Laws of the Company (d) such evidence of incumbency of directors and officers of the Company as we have deemed appropriate, (e) such evidence of the corporate proceedings of the Company as we have deemed appropriate, (f) such certificates of officers of the Company as we have deemed appropriate, (g) such certificates of public officials as we have deemed appropriate and (h) such agreements and instruments as we have deemed appropriate.
     2. We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the genuineness of signatures, the authenticity of any document submitted to us as an original, the conformity to the original of any document submitted to us as a copy and the authenticity of the original of any document submitted to us as a copy and (c) the accuracy on the date of this letter as well as on the date made of each statement as to any factual matter made in any document submitted to us.
     3. We do not express any opinion concerning any law other than the Business Corporation Law of the State of New York.
     4. Any opinion set forth in this letter (a) deals only with the specific legal issue or issues it explicitly addresses and (b) does not address any other matter (including, but not limited to any matter concerning the contents of the Registration Statement).
     5. This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and we disclaim any obligation to notify you of any such change or any effect of any such change on any opinion set forth in this letter.

     Subject to the qualifications set forth in this letter, it is our opinion that the Shares have been duly authorized by the Company, and, assuming that the Shares are issued and paid for as contemplated by the Underwriting Agreement, the Shares will be legally issued, fully paid and nonassessable.
          We consent to the use of this letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, HODGSON RUSS LLP
By:	/s/ John J. Zak
John J. Zak